This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is being made solely by the Offer to Purchase dated December 23, 1997 and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the other laws of such jurisdiction. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Hollywood Entertainment Corporation by one or more registered brokers or dealers licensed under the laws of such jurisdiction.



                      Notice of Offer to Purchase For Cash
                                       by
                       HOLLYWOOD ENTERTAINMENT CORPORATION
                   up to 16,818,181 Shares of its Common Stock
                                       at
                              $11.00 Net Per Share



     Hollywood Entertainment Corporation, an Oregon corporation (the "Company"), is offering to purchase up to 16,818,181 shares (the "Shares") of its common stock ("Common Stock"), at $11.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 23, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Company owns and operates 837 video retail superstores in 39 states as of November 30, 1997, and is the second largest video retailer in the United States.

===============================================================================

         THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS, WILL EXPIRE
          AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, JANUARY 23, 1998
                          UNLESS THE OFFER IS EXTENDED.

===============================================================================

     THE OFFER IS CONDITIONED UPON A MINIMUM OF 8,045,454 SHARES BEING PROPERLY TENDERED AND NOT WITHDRAWN AND IS SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING RECEIPT BY THE COMPANY OF PROCEEDS OF THE FINANCING DESCRIBED IN THE OFFER TO PURCHASE.

     If, before the Expiration Date, more than 16,818,181 Shares are properly tendered and not withdrawn, the Company will buy Shares on a pro rata basis from all shareholders who properly tendered Shares. The Company will return all Shares not purchased pursuant to the Offer, including Shares not purchased because of proration.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. NEITHER THE BOARD OF DIRECTORS NOR THE COMPANY, HOWEVER, MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED

THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     The term "Expiration Date" means 12:00 Midnight, Eastern time, on Friday, January 23, 1998, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

     If the Offer is oversubscribed, shares tendered before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

     The Company's Board of Directors has determined that current financial market conditions, including recent trading prices of the Common Stock, make this an attractive time to repurchase a significant number of shares of Common Stock, taking into account increased debt leverage, associated costs thereof, and financial and operating constraints associated with the financing required to fund the Offer. In particular, the Board of Directors of the Company believes the purchase of Shares at this time (i) furthers the Company's goal of seeking to increase shareholder value per share in the long term, and (ii) provides shareholders the opportunity to sell their Shares at a premium to recent market prices without having to pay associated transaction costs. See Section 8 and
Section 9 of the Offer to Purchase.

     For purposes of the Offer, the Company will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Depositary of the acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Company and transmitting such payments to shareholders whose Shares have been accepted for payment. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares as soon as practicable after the Expiration Date. The Company does not expect to be able to announce the results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making the payment after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares ("Share Certificates"), or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") pursuant to the procedure set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message in lieu thereof, and (iii) any other documents required by the Letter of Transmittal.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time for any reason, to extend the period during which the Offer is open, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 A.M., Eastern time, on the next business day after the previously scheduled Expiration Date.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, Eastern time, on Friday, January 23, 1998, or if the Company shall have extended the period of time during which the Offer is open, the latest time and date at which the Offer as extended by the Company will expire, and, unless theretofore accepted for payment as provided in the Offer, may also be withdrawn at any time after February 23, 1998. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder(s), if different from that of the person(s) who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book- Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal are being mailed to the record holders of Shares whose names appear on the Company's shareholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Stock.

     The Offer to Purchase and the related Letter of Transmittal contain important information which holders of Shares should read before making any decision with respect to the Offer.

     Questions and requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Company's expense. The Company will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer.


                     The Information Agent for the Offer is:

                                    GEORGESON
                                 & COMPANY INC.
                                 --------------
                                Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers call collect: (212) 440-9800

                    All Others Call Toll-Free: (800) 223-2064